Exhibit 99.1

Press Release

Liberty Global Reports Second Quarter 2012 Results

Record First Half Subscriber Growth
Confirming All Full-Year Guidance Targets
Expect Accelerating Growth in Second Half 2012

Englewood, Colorado - August 2, 2012: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the second quarter ended June 30, 2012 (“Q2”). Highlights for Q2 are compared to the same period for 2011 (unless noted), include:1

•	Organic RGU[2] additions increased 61% to 364,000

•	Revenue of $2.52 billion, representing rebased[3] growth of 5.2%

•	Operating Cash Flow (“OCF”)[4] of $1.19 billion, reflecting rebased growth of 2.5%

•	Operating income decreased 3% to $479 million

•	Adjusted Free Cash Flow (“Adjusted FCF”)[5] increased 24% to $186 million

•	YTD Q2 2012 stock repurchases totaled approximately $430 million

Liberty Global's President and CEO Mike Fries stated, “Through the first six months of the year we have added over 800,000 RGUs, reflecting strong demand for our market-leading, triple-play bundles. These gains helped drive our second consecutive quarter of more than 5% rebased revenue growth. As we expected, rebased OCF growth was modestly below our first quarter result at 2.5% for Q2, which should represent the low point for the year. We remain committed to driving free cash flow growth, with Adjusted FCF increasing 19% year-to-date to $466 million compared to the same period last year.”

“We are demonstrating significant operating momentum and are excited about our growth prospects for the second half of the year. Today, we are pleased to confirm all of our full-year 2012 guidance targets. As we move into Q3 and Q4, we expect to generate accelerating rebased OCF growth due largely to the strong volume growth achieved during the first six months, as well as margin expansion in Germany.”

“Product innovation remains a core focus of ours as we strengthen our leadership position in digital video products and services. We intend to roll out our next-generation Horizon video platform in the Dutch market next month, followed by Switzerland in Q4. On the wireless front, we launched our 4G mobile service in Chile in mid-May. Although it's still early, we are very encouraged by the traction that we are getting from existing, as well as new customers. Through June 30, we have added nearly 30,000 wireless subscribers and expect to see customer take-up accelerate.”

“Several M&A developments occurred during the second quarter. First, we closed the sale of our interest in our Australian business, Austar, in late May, generating roughly $1.1 billion in proceeds. Subsequently, we announced an agreement to create the leading cable operator in Puerto Rico by combining our and OneLink's cable operations into a joint venture that we will control and consolidate with a 60% majority interest. Finally, we are pleased to report that our integration in Germany is proceeding on track with a new management team in place since July 1, combining the best of Unitymedia and KBW.”

“Our balance sheet remains in excellent shape, with a consolidated liquidity6 position at June 30, 2012 of approximately $4.0 billion, including $1.9 billion of cash and cash equivalents. This gives us ample capital to deploy into high return investment opportunities, including acquisitions and our stock buyback program. As of June 30, we had repurchased approximately $430 million of equity this year and remain committed to completing our $1 billion target for 2012.”

Subscriber Statistics

At June 30, 2012, we provided our 19.6 million unique customers a total of 33.8 million services, consisting of 18.3 million video, 8.7 million broadband internet and 6.8 million telephony subscriptions. During Q2, we increased our RGU base by 439,000, driven primarily by organic growth of 364,000 RGUs, a record Q2 for us, and the contribution of small in-market acquisitions in Hungary, Switzerland and the Netherlands. Our bundling strategy has continued its success as now over 8.5 million, or 44%, of our customers have more than one product. We finished Q2 with a bundling ratio of 1.72 products per customer. This represents an expansion in our bundled customer base of 28% or 1.9 million customers (including acquisitions) in the last twelve months, with our triple-play customer base accounting for 84% of this increase.

For the three and six months ended June 30, 2012, we generated organic RGU additions of 364,000 and 809,000, respectively, including 23,000 and 40,000, respectively, relating to small office home office (“SOHO”) RGUs7 added by our UPC/Unity Division. Our subscriber additions for the three- and six-month periods reflect year-over-year growth of 61% and 67%, respectively. Our net gain for both 2012 periods represents record results for total RGU additions.

In Q2, ten of our thirteen operations reported better subscriber additions than the corresponding prior year period. For Q2, our European operations represented 87% of our total RGU additions. This growth was fueled by our German operation, which added 189,000 RGUs in Q2 and by our Central and Eastern European (“CEE”) operations, which added a Q2 record of 64,000 RGUs, up 175% from Q2 2011. In addition, our Swiss and Irish operations improved their RGU performance by nearly 75% and 50%, respectively, as compared to Q2 2011. Beyond Europe, our operations in Latin America added 46,000 RGUs.

Our video losses of 83,000 and 169,000 for the three and six months ended June 30, 2012, respectively, were consistent with our video losses for the same periods in 2011, despite a larger video base. During the three- and six-month 2012 periods, we grew our year-over-year digital cable subscriber additions by 13% to 244,000 RGUs and 4% to 523,000 RGUs, respectively, driven by our German and Belgian operations. We ended the second quarter with digital penetration8 of 49% and a digital cable base of 8.6 million RGUs. In the last half of 2012, our digital video business should benefit from the introduction of our next-generation Horizon video platform in September in the Netherlands, followed by Switzerland in Q4.

Capitalizing on the success of our triple-play bundles, we achieved strong gains in both telephony and broadband internet. With respect to telephony, our RGU additions increased by 53% to 239,000 and by

66% to 516,000 during the three- and six-month 2012 periods, respectively. Our operations in Germany, Hungary, Poland, Ireland and Chile experienced notable progress. In terms of broadband internet, we generated RGU additions of 208,000 and 462,000 for the three and six months ended June 30, 2012, respectively, with each reflecting a 35% improvement as compared to the corresponding prior year period. Key contributors to this growth were Germany, Romania, Poland and Switzerland.

Revenue

We reported consolidated revenue of $2.52 billion and $5.06 billion for the three and six months ended June 30, 2012, respectively. These results reflect year-over-year increases of 4% and 8%, respectively, as compared to the corresponding prior year periods. Our revenue growth in each period reflects the positive contribution from acquisitions, principally KBW, and continued organic growth, driven in part by approximately 3.0 million advanced services RGUs that we have added in the last twelve months. In terms of reported revenue, our results for the 2012 periods were adversely impacted by negative foreign currency (“FX”) movements associated with the translation effect from a strengthening U.S. dollar. When adjusting for both the impact of acquisitions and FX, we achieved rebased revenue growth of 5% for both the three- and six-month 2012 periods.

Our European operations achieved year-over-year rebased revenue growth of 6% for both the three and six months ended June 30, 2012. With respect to our Q2 rebased results, the clear standout was our German operation, which delivered rebased growth of 11%, its best quarterly performance since we invested in the market. In addition, our Swiss operation posted 4% rebased revenue growth, its strongest quarter in over three-and-a-half years. Outside of Europe, Chile's rebased revenue growth was 5%.

Operating Cash Flow

For the three and six months ended June 30, 2012, our OCF increased 3% to $1.19 billion and 8% to $2.39 billion, respectively, as compared to the corresponding prior year periods. Similar to revenue, our OCF improvements reflect adverse FX movements that only partially offset the positive impacts of acquisitions, principally KBW, and to a lesser extent, organic growth. Adjusting for both FX and acquisitions, we achieved year-over-year rebased growth of 3% for both the three and six months ended June 30, 2012.

In line with our rebased results for the first quarter of 2012, we achieved rebased OCF growth of 5% in western Europe,9 helped by strong results in both our German and Swiss operations, which delivered Q2 rebased OCF growth of 8% and 7%, respectively. Of particular note, our Swiss operation delivered its best rebased OCF growth in three years, helped by improved RGU volumes and lower marketing costs. Offsetting western Europe, our operations in CEE and Chile posted rebased OCF declines of 2% and 8% in Q2, respectively. Our Chilean result was directly attributable to our mobile initiative, which generated an incremental OCF deficit in Q2 2012 that was $15 million higher than the Q2 2011 deficit. Excluding the Chilean mobile impact, LGI's consolidated year-over-year rebased growth would have increased from 3% to 4% for the three months ended June 30, 2012.

As was the case in the first quarter of 2012, our consolidated Q2 2012 rebased OCF growth was not only adversely impacted by the Chilean wireless project, but was also adversely impacted by higher customer acquisition and marketing costs (particularly in Germany) and costs incurred in connection with the Belgian football programming rights. Adjusting for these factors, our Q2 rebased OCF growth rate would have been meaningfully higher.

We reported consolidated OCF margins10 of 47.3% and 47.2% for the three and six months ended June 30, 2012, respectively, which compares to OCF margins of 47.6% and 47.3% for the three and six months ended June 30, 2011, respectively. Our OCF margin results for both 2012 periods were supported by the inclusion of KBW in 2012, but were unfavorably impacted by the cost factors discussed in the preceding paragraphs. Relative to the first quarter of 2012, our Q2 consolidated OCF margin increased to 47.3% from 47.1%, as our OCF margin at our European operations increased 50 basis points to 51.7%.

Operating Income

We reported operating income of $479 million and $973 million for the three and six months ended June 30, 2012, respectively. As compared to the corresponding prior year periods, our operating income decreased 3% for the three-month period and increased 5% for the six-month period. In addition to organic changes, both comparisons reflect the impacts of acquisitions and adverse FX movements. Excluding the impacts of FX, our operating income grew in both periods as the positive impacts of our OCF growth were only partially offset by increases in our depreciation and amortization expense.

Net Earnings/Loss Attributable to LGI Stockholders

For the three and six months ended June 30, 2012, we delivered net earnings attributable to LGI stockholders (“Net Earnings”) of $702 million or $2.60 per basic and diluted share and $677 million or $2.49 per basic and diluted share, respectively. These Net Earnings compare to net losses attributable to LGI stockholders of $347 million or $1.37 per basic and diluted share and $5 million or $0.02 per basic and diluted share, for the corresponding 2011 three- and six-month periods, respectively. The year-over-year improvement for both periods was driven largely by a $924 million gain on the disposition of our Austar interest in the second quarter of 2012.

Our basic and diluted per share calculations utilized weighted average common shares of 269 million and 271 million for the three and six months ended June 30, 2012, respectively, and 254 million and 248 million for the three and six months ended June 30, 2011. At July 27, 2012, we had 266 million shares outstanding, reflecting a modest decline from our 270 million shares outstanding at May 7, 2012.

Capital Expenditures and Free Cash Flow

We incurred capital expenditures of $473 million and $994 million for the three and six months ended June 30, 2012, respectively, as compared to $477 million and $967 million for the corresponding 2011 periods. As a percentage of revenue, our capital expenditures declined to 18.7% from 19.6% for the three months ended June 30, 2012 and 2011, and decreased to 19.6% from 20.6% for the six months ended June 30, 2012 and 2011, respectively. In terms of our overall additions to property and equipment for the first half of 2012, approximately 58% was attributable to customer premises equipment and scalable infrastructure, 27% pertained to line extensions and upgrade/rebuild activity and the remaining 15% was largely related to support capital.

For the three and six months ended June 30, 2012, we generated FCF of $149 million and $391 million, respectively, as compared to FCF of $120 million and $346 million, respectively, for the corresponding prior year periods. On an adjusted basis, which primarily excludes costs associated with our Chilean wireless project, we increased our Adjusted FCF year-over-year by 24% to $186 million for the second quarter of 2012, and by 19% to $466 million for the first half of 2012. This year-over-year growth for both 2012 periods was aided by our vendor financing arrangements and domestic income tax refunds. In addition, our growth in both FCF and Adjusted FCF was adversely impacted by year-over-year foreign currency movements. For the second half of 2012, we expect that our Adjusted FCF generation will be substantially weighted to the fourth quarter as compared to the third quarter.

Leverage and Liquidity

We had total debt11 of $23.9 billion at June 30, 2012, as compared to $25.2 billion at March 31, 2012. The reduction in debt during the quarter was due primarily to a combination of a stronger U.S. dollar relative to the euro, and net repayments of debt of nearly $500 million. With respect to the latter, we repaid the Chellomedia credit facility in its entirety and retired a modest portion of our KBW bonds in connection with the recent combination of our KBW and Unitymedia credit pools into one single pool through an exchange offer. By quarter-end, we also had repaid our German revolving lines of credit.

Our consolidated cash and cash equivalents increased during the quarter from $1.7 billion at March 31, 2012 to $1.9 billion at June 30, 2012. In Q2, our cash position was positively impacted by the $1.1 billion of proceeds that we realized from the Austar transaction as well as positive FCF. However, a combination of factors offset these gains, including debt repayments, stock repurchases and foreign currency effects. In terms of our cash breakdown at Q2, we held $1.3 billion at the parent level12 with $577 million at our operating subsidiaries. During the quarter, our cash at the parent level increased by roughly $500 million.

With the increase to our overall cash position, we finished the second quarter with approximately $4.0 billion in consolidated liquidity, representing an increase from Q1's consolidated liquidity of $3.7 billion. Besides cash, we had $2.1 billion in aggregate borrowing capacity, as represented by the maximum undrawn commitment under each of our credit facilities.13

At June 30, 2012, we had consolidated gross and net leverage ratios14 of approximately 5.0x and 4.6x, respectively. After excluding the $1.2 billion loan that is backed by the shares we hold in Sumitomo Corporation, our adjusted gross and net debt ratios decline to 4.8x and 4.4x, respectively, a decline from 5.0x and 4.7x, respectively, at March 31, 2012. In terms of our debt position, over 95% of our borrowings were due in 2016 and beyond and our fully-swapped cost15 was 7.8% at June 30, 2012.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet, and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 34 million services as of June 30, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Our operations also include Chellomedia, our content division, UPC Business, a commercial services division and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our 2012 outlook and future growth prospects, including our expectations for continued organic growth in subscribers, the accelerating growth of our OCF during the second half of 2012, the acceleration of customer take-up of our mobile services in Chile, the penetration of our advanced services, and our ARPU per customer; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions and continued stock buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our Horizon platform; our insight and expectations regarding competitive and economic factors in our markets, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company's services and willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to obtain regulatory approval and satisfy the conditions necessary to close acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely meet delivery requirements, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission including our most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303.220.6693	Hanne Wolf	+1 303.220.6678
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20.778.9800

_________________________________________

1
We began accounting for Austar as a discontinued operation effective December 31, 2011. The results of operations, subscriber metrics and cash flows of Austar have been classified as a discontinued operation for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations, unless otherwise indicated.

2
Please see page 21 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3
For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2011 and 2012, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in the respective 2011 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2012 results, (ii) exclude a small disposition to the extent that the revenue and OCF are included in our 2011 results and (iii) reflect the translation of our rebased amounts for the 2011 period at the applicable average exchange rates that were used to translate our 2012 results. Please see page 11 for supplemental information.

4    Please see page 14 for our operating cash flow definition and the required reconciliation.

5
Free Cash Flow (“FCF”) is defined as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of our network lease in Belgium and our duct leases in Germany), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless SA (“VTR Wireless”) mobile initiative and, during the 2011 period, the payments associated with the capital structure of the predecessor of Unitymedia (“Old Unitymedia”). Please see page 16 for more information on FCF and Adjusted FCF and the required reconciliations.

6
Liquidity refers to our consolidated cash and cash equivalents plus our aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

7
Certain of our business-to-business (“B2B”) revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of our UPC/Unity Division in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes. All RGU, customer, bundling and ARPU amounts presented for periods prior to January 1, 2012 have not been restated to reflect this change.

8	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

9
References to western Europe include our operations in Germany, the Netherlands, Switzerland, Austria and Ireland, as well as in Belgium. References to our Western Europe reporting segment include the aforementioned countries, with the exception of Belgium.

10    OCF margin is calculated by dividing OCF by total revenue for the applicable period.

11    Total debt includes capital lease obligations.

12    Refers to cash at the parent and non-operating subsidiaries.

13
The $2.1 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. Upon completion of Q2 2012 compliance reporting, we would expect to be able to borrow approximately $1.1 billion of this aggregate borrowing capacity.

14
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For our adjusted ratios, the debt amount excludes the loan that is backed by the shares we hold in Sumitomo Corporation.

15
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

Liberty Global, Inc.
Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2012	December 31, 2011
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,908.8	$1,651.2
Restricted cash	11.8	86.1
Trade receivables, net	757.7	910.5
Deferred income taxes	136.7	345.2
Current assets of discontinued operation	—	275.6
Other current assets	369.0	506.5
Total current assets	3,184.0	3,775.1

Investments	984.9	975.2
Property and equipment, net	12,700.9	12,868.4
Goodwill	13,106.5	13,289.3
Intangible assets subject to amortization, net	2,536.7	2,812.5
Long-term assets of discontinued operation	—	770.1
Other assets, net	1,922.7	1,918.6

Total assets	$11.8	$36,409.2
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$574.3	$645.7
Deferred revenue and advance payments from subscribers and others	787.0	847.6
Accrued programming	234.4	213.1
Accrued interest	306.8	295.4
Derivative instruments	563.9	601.2
Current portion of debt and capital lease obligations	251.0	184.1
Current liabilities of discontinued operation	—	114.1
Other accrued and current liabilities	1,461.7	1,268.6
Total current liabilities	4,179.1	4,169.8

Long-term debt and capital lease obligations	23,659.2	24,573.8
Long-term liabilities of discontinued operation	—	746.5
Other long-term liabilities	3,729.5	3,987.7
Total liabilities	31,567.8	33,477.8

Commitments and contingencies

Equity:
Total LGI stockholders	3,091.4	2,805.4
Noncontrolling interests	(223.5)	126.0
Total equity	2,867.9	2,931.4

Total liabilities and equity	$34,435.7	$36,409.2

Liberty Global, Inc.
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	in millions, except per share amounts

Revenue	$2,524.5	$2,429.6	$5,061.5	$4,687.5

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation)	887.3	856.0	1,785.0	1,668.0
Selling, general and administrative (including stock-based compensation)	477.9	454.9	949.3	872.8
Depreciation and amortization	668.7	620.0	1,339.4	1,209.0
Impairment, restructuring and other operating items, net	11.6	4.5	14.5	10.6
	2,045.5	1,935.4	4,088.2	3,760.4
Operating income	479.0	494.2	973.3	927.1

Non-operating income (expense):
Interest expense	(402.1)	(375.4)	(820.2)	(722.6)
Interest and dividend income	1.9	13.8	20.9	34.0
Realized and unrealized gains (losses) on derivative instruments, net	237.4	(448.4)	(376.7)	(459.1)
Foreign currency transaction gains (losses), net	(474.4)	205.0	4.6	589.2
Realized and unrealized gains (losses) due to changes in fair values of certain investments and debt, net	(34.1)	(48.9)	16.8	(142.5)
Losses on debt modification, extinguishment and conversion, net	(6.9)	(187.1)	(13.7)	(206.4)
Other expense, net	(3.7)	(1.9)	(4.0)	(5.2)
	(681.9)	(842.9)	(1,172.3)	(912.6)
Earnings (loss) from continuing operations before income taxes	(202.9)	(348.7)	(199.0)	14.5
Income tax benefit (expense)	(11.8)	1.5	(44.9)	(27.0)
Loss from continuing operations	(214.7)	(347.2)	(243.9)	(12.5)
Discontinued operation:
Earnings (loss) from discontinued operation, net of taxes	(2.6)	16.5	35.5	105.8
Gain on disposal of discontinued operation, net of taxes	924.1	—	924.1	—
	921.5	16.5	959.6	105.8
Net earnings (loss)	706.8	(330.7)	715.7	93.3
Net earnings attributable to noncontrolling interests	(5.2)	(16.3)	(39.2)	(97.9)
Net earnings (loss) attributable to LGI stockholders	$701.6	$(347.0)	$676.5	$(4.6)

Basic and diluted earnings (loss) attributable to LGI stockholders per share:
Continuing operations	$(0.81)	$(1.41)	$(0.97)	$(0.25)
Discontinued operation	3.41	0.04	3.46	0.23
	$2.60	$(1.37)	$2.49	$(0.02)
Continuing operations	2.6
Discontinued operation

Liberty Global, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Six months ended June 30,
	2012	2011
Cash flows from operating activities:	in millions
Net earnings	$715.7	$93.3
Earnings from discontinued operation	(959.6)	(105.8)
Loss from continuing operations	(243.9)	(12.5)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	1,637.6	1,298.4
Net cash provided by operating activities of discontinued operation	61.2	83.6
Net cash provided by operating activities	1,454.9	1,369.5

Cash flows from investing activities:
Proceeds received upon disposition of discontinued operation	1,055.6	—
Capital expenditures	(994.1)	(966.9)
Cash paid in connection with acquisitions, net of cash acquired	(48.7)	(65.9)
Increase in escrow account, net	—	(1,506.3)
Other investing activities, net	7.4	10.4
Net cash provided (used) by investing activities of discontinued operation	(260.6)	69.0
Net cash used by investing activities	(240.4)	(2,459.7)

Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	(1,858.5)	(2,556.0)
Borrowings of debt	1,311.9	3,612.5
Repurchase of LGI common stock	(428.1)	(353.5)
Distributions by subsidiaries to noncontrolling interests	(84.9)	(2.4)
Change in cash collateral	64.0	—
Payment of financing costs, debt premiums and exchange offer consideration	(29.2)	(216.5)
Payment of net settled employee withholding taxes on stock incentive awards	(28.4)	(65.3)
Excess tax benefits from stock-based compensation	10.0	23.1
Net cash paid related to derivative instruments	(64.9)	(3.7)
Other financing activities, net	(36.3)	27.4
Net cash used by financing activities of discontinued operation	—	(50.5)
Net cash provided (used) by financing activities	(1,144.4)	415.1

Effect of exchange rate changes on cash:
Continuing operations	(11.9)	212.1
Discontinued operation	(9.5)	12.0
Total	(21.4)	224.1

Net increase (decrease) in cash and cash equivalents:
Continuing operations	257.6	(565.1)
Discontinued operation	(208.9)	114.1
Net increase (decrease) in cash and cash equivalents	48.7	(451.0)

Cash and cash equivalents:
Beginning of period	1,651.2	3,847.5
End of period	$1,908.8	$3,396.5

Cash paid for interest:
Continuing operations	$771.3	$662.3
Discontinued operation	29.0	28.2
Total	$800.3	$690.5

Net cash paid (refunded) for taxes - continuing operations	$(12.4)	$21.1

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and six months ended June 30, 2012, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and telephony services. Most reportable segments also provide B2B services. At June 30, 2012, our operating segments in the UPC/Unity Division provided broadband communications services in 10 European countries and direct-to-home (“DTH”) services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as "UPC DTH." Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The UPC/Unity Division's central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions and (iii) intersegment eliminations within the UPC/Unity Division. Telenet provides broadband communications operations in Belgium. In Chile, the VTR Group includes VTR, which provides broadband communications services, and VTR Wireless, which provides mobile services through a combination of its own wireless network and certain third-party wireless access arrangements. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe. Segment information for all periods presented has been restated to present Austar as a discontinued operation.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2012, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2011 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2011 and 2012 in our rebased amounts for the three and six months ended June 30, 2011 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2012, (ii) exclude the pre-disposition revenue and OCF of a small studio business that was disposed of at the beginning of 2012 from our rebased amounts for the three and six months ended June 30, 2011 and (iii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2011 at the applicable average foreign currency exchange rates that were used to translate our results for the three and six months ended June 30, 2012. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended June 30, 2011 include KBW, Aster and four small entities in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the six months ended June 30, 2011 include KBW, Aster and six small entities in Europe. We have reflected the revenue and OCF of the acquired entities in our 2011 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between GAAP and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$566.2	$360.4	$205.8	57.1	11.0
The Netherlands	303.7	327.7	(24.0)	(7.3)	3.9
Switzerland	315.2	326.9	(11.7)	(3.6)	3.5
Other Western Europe	206.3	227.7	(21.4)	(9.4)	1.7
Total Western Europe	1,391.4	1,242.7	148.7	12.0	6.3
Central and Eastern Europe	275.0	289.0	(14.0)	(4.8)	(0.3)
Central and other	28.3	31.5	(3.2)	(10.2)	—
Total UPC/Unity Division	1,694.7	1,563.2	131.5	8.4	5.1
Telenet (Belgium)	466.2	487.8	(21.6)	(4.4)	7.2
VTR Group (Chile)	226.8	228.6	(1.8)	(0.8)	4.9
Corporate and other	157.5	172.9	(15.4)	(8.9)	—
Intersegment eliminations	(20.7)	(22.9)	2.2	9.6	—
Total	$2,524.5	$2,429.6	$94.9	3.9	5.2

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$1,126.9	$695.4	$431.5	62.1	10.4
The Netherlands	614.4	637.9	(23.5)	(3.7)	4.2
Switzerland	630.7	626.6	4.1	0.7	3.1
Other Western Europe	416.0	444.3	(28.3)	(6.4)	1.3
Total Western Europe	2,788.0	2,404.2	383.8	16.0	5.9
Central and Eastern Europe	555.9	554.1	1.8	0.3	(0.3)
Central and other	56.5	61.6	(5.1)	(8.3)	—
Total UPC/Unity Division	3,400.4	3,019.9	380.5	12.6	4.7
Telenet (Belgium)	943.7	942.1	1.6	0.2	8.4
VTR Group (Chile)	451.3	442.7	8.6	1.9	5.7
Corporate and other	308.9	326.7	(17.8)	(5.4)	—
Intersegment eliminations	(42.8)	(43.9)	1.1	2.5	—
Total	$5,061.5	$4,687.5	$374.0	8.0	5.3

Operating Cash Flow	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$334.2	$222.1	$112.1	50.5	7.8
The Netherlands	178.8	194.0	(15.2)	(7.8)	3.3
Switzerland	180.6	182.1	(1.5)	(0.8)	6.6
Other Western Europe	94.5	106.4	(11.9)	(11.2)	(0.1)
Total Western Europe	788.1	704.6	83.5	11.9	5.5
Central and Eastern Europe	134.9	141.8	(6.9)	(4.9)	(1.8)
Central and other	(43.3)	(35.6)	(7.7)	(21.6)	—
Total UPC/Unity Division	879.7	810.8	68.9	8.5	3.1
Telenet (Belgium)	236.9	254.1	(17.2)	(6.8)	4.6
VTR Group (Chile)	75.3	86.9	(11.6)	(13.3)	(8.4)
Corporate and other	3.0	5.8	(2.8)	(48.3)	—
Total	$1,194.9	$1,157.6	$37.3	3.2	2.5

Total (excluding VTR Wireless)[1]					3.8

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2012	2011	$	%	Rebased %
	in millions, except % amounts
UPC/Unity Division:
Germany	$657.2	$421.9	$235.3	55.8	7.1
The Netherlands	361.5	374.7	(13.2)	(3.5)	4.4
Switzerland	358.8	348.8	10.0	2.9	5.5
Other Western Europe	191.9	206.0	(14.1)	(6.8)	0.9
Total Western Europe	1,569.4	1,351.4	218.0	16.1	5.3
Central and Eastern Europe	272.5	269.1	3.4	1.3	(1.3)
Central and other	(80.4)	(69.2)	(11.2)	(16.2)	—
Total UPC/Unity Division	1,761.5	1,551.3	210.2	13.5	3.4
Telenet (Belgium)	472.7	486.9	(14.2)	(2.9)	5.1
VTR Group (Chile)	150.5	171.3	(20.8)	(12.1)	(9.0)
Corporate and other	5.8	10.0	(4.2)	(42.0)	—
Total	$2,390.5	$2,219.5	$171.0	7.7	2.8

Total (excluding VTR Wireless)[1]					3.8

_________________________________________

1	Represents our consolidated rebased growth rate, excluding the incremental OCF deficit of VTR Wireless.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding stock-based compensation, depreciation and amortization, provisions for litigation and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	in millions
Total segment operating cash flow from continuing operations	$1,194.9	$1,157.6	$2,390.5	$2,219.5
Stock-based compensation expense	(35.6)	(38.9)	(63.3)	(72.8)
Depreciation and amortization	(668.7)	(620.0)	(1,339.4)	(1,209.0)
Impairment, restructuring and other operating items, net	(11.6)	(4.5)	(14.5)	(10.6)
Operating income	$479.0	$494.2	$973.3	$927.1

ARPU per Customer Relationship2

The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended June 30,			FX Neutral
	2012	2011	% Change	% Change[3]
UPC/Unity Division	€24.04	€23.74	1.3%	1.6%
Telenet	€46.02	€41.95	9.7%	9.7%
VTR	CLP 30,681	CLP 29,990	2.3%	2.3%
LGI Consolidated	$35.97	$39.84	(9.7%)	0.8%

_________________________________________

2
ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the UPC/Unity Division and LGI Consolidated are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs. In addition, it should be noted that ARPU per customer relationship for the UPC/Unity Division and for LGI Consolidated is adversely impacted by the inclusion of KBW in Q2 2012.

3
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table4 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at June 30, 2012:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt[5]	Obligations	Obligations	Equivalents
	in millions
LGI and its non-operating subsidiaries	$1,283.2	$—	$1,283.2	$1,332.3
UPC Holding (excluding VTR Group)	11,514.4	32.4	11,546.8	39.3
Unitymedia	6,118.5	908.2	7,026.7	25.5
Telenet	3,436.4	390.9	3,827.3	451.7
Chellomedia	1.8	—	1.8	9.4
Liberty Puerto Rico	161.7	0.4	162.1	13.4
VTR Group[6]	61.9	0.4	62.3	34.6
Other operating subsidiaries	—	—	—	2.6
Total LGI	$22,577.9	$1,332.3	$23,910.2	$1,908.8

Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	in millions, except % amounts
Customer premises equipment	$258.9	$171.8	$466.3	$349.6
Scalable infrastructure	92.2	102.8	171.6	169.3
Line extensions	62.3	87.3	126.9	140.6
Upgrade/rebuild	91.1	75.6	175.7	141.6
Support capital	93.4	82.0	163.6	146.2
Other, including Chellomedia	2.2	1.9	3.4	4.0
Property and equipment additions	600.1	521.4	1,107.5	951.3
Assets acquired under capital-related vendor financing arrangements	(67.2)	(25.9)	(91.9)	(25.9)
Assets acquired under capital leases	(14.3)	(9.7)	(27.0)	(17.2)
Changes in current liabilities related to capital expenditures	(45.8)	(8.5)	5.5	58.7
Total capital expenditures[7]	$472.8	$477.3	$994.1	$966.9
Capital expenditures as % of revenue	18.7%	19.6%	19.6%	20.6%

_________________________________________

4	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

5	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

6	Of these amounts, VTR Wireless accounts for $62 million of the debt and $12 million of the cash of VTR Group.

7
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of stock incentive awards and (ii) cash payments for direct acquisition costs, less (a) capital expenditures, as reported in our consolidated cash flow statements, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of our network lease in Belgium and our duct leases in Germany), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements.The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	in millions
Net cash provided by operating activities of continuing operations	$638.9	$591.5	$1,393.7	$1,285.9
Excess tax benefits from stock-based compensation[8]	9.5	2.9	10.0	23.1
Cash payments for direct acquisition costs[9]	1.5	5.6	14.4	9.4
Capital expenditures	(472.8)	(477.3)	(994.1)	(966.9)
Principal payments on vendor financing obligations	(24.7)	(0.8)	(26.7)	(0.8)
Principal payments on certain capital leases	(3.1)	(2.4)	(6.1)	(4.9)
FCF	$149.3	$119.5	$391.2	$345.8

FCF	$149.3	$119.5	$391.2	$345.8
Payments associated with Old Unitymedia's pre-acquisition capital structure[10]	—	6.5	—	12.9
FCF deficit of VTR Wireless	36.9	23.9	74.3	33.7
Adjusted FCF	$186.2	$149.9	$465.5	$392.4

_________________________________________

8
Excess tax benefits from stock-based compensation represent the excess of tax deductions over the related financial reporting stock-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

9    Represents costs paid during the period to third parties directly related to acquisitions.

10
Represents derivative payments on the pre-acquisition capital structure of Old Unitymedia during the post-acquisition period. These payments were reflected as a reduction of cash provided by operations in our condensed consolidated cash flow statements for the three and six months ended June 30, 2011. Old Unitymedia's pre-acquisition debt was repaid on March 2, 2010 with part of the proceeds of the debt incurred for the Unitymedia acquisition.

RGUs, Customers and Bundling11

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at June 30, 2012, March 31, 2012 and June 30, 2011:

	June 30, 2012	March 31, 2012	June 30, 2011	Q2’12 / Q1’11 (% Change)	Q2’12 / Q2’11 (% Change)
Total RGUs
Total Video RGUs	18,312,100	18,349,200	15,869,000	(0.2%)	15.4%
Total Broadband Internet RGUs	8,711,300	8,480,700	6,774,800	2.7%	28.6%
Total Telephony RGUs	6,792,200	6,546,500	4,929,300	3.8%	37.8%
Liberty Global Consolidated	33,815,600	33,376,400	27,573,100	1.3%	22.6%

Total Customers
UPC/Unity Division	16,214,400	16,174,600	13,359,900	0.2%	21.4%
Telenet	2,152,200	2,180,700	2,233,900	(1.3%)	(3.7%)
VTR	1,121,100	1,108,900	1,089,800	1.1%	2.9%
Other	123,600	122,700	121,800	0.7%	1.5%
Liberty Global Consolidated	19,611,300	19,586,900	16,805,400	0.1%	16.7%

Total Single-Play Customers	11,033,900	11,231,600	10,092,700	(1.8%)	9.3%
Total Double-Play Customers	2,950,500	2,920,700	2,658,400	1.0%	11.0%
Total Triple-Play Customers	5,626,900	5,434,600	4,054,300	3.5%	38.8%

% Double-Play Customers
UPC/Unity Division	12.8%	12.7%	13.4%	0.8%	(4.5%)
Telenet	28.9%	28.3%	27.2%	2.1%	6.3%
VTR	20.3%	20.6%	21.7%	(1.5%)	(6.5%)
Liberty Global Consolidated	15.0%	14.9%	15.8%	0.7%	(5.1%)

% Triple-Play Customers
UPC/Unity Division	26.2%	25.2%	20.9%	4.0%	25.4%
Telenet	38.0%	37.0%	33.6%	2.7%	13.1%
VTR	47.0%	46.2%	44.3%	1.7%	6.1%
Liberty Global Consolidated	28.7%	27.7%	24.1%	3.6%	19.1%

RGUs per Customer Relationship
UPC/Unity Division	1.65	1.63	1.55	1.2%	6.5%
Telenet	2.05	2.02	1.94	1.5%	5.7%
VTR	2.14	2.13	2.10	0.5%	1.9%
Liberty Global Consolidated	1.72	1.70	1.64	1.2%	4.9%

_________________________________________

11	The RGU, customer and bundling statistics reported for periods prior to January 1, 2012 have not been restated to reflect the January 1, 2012 change in our reporting of SOHO RGUs.

	Consolidated Operating Data - June 30, 2012
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC/Unity Division:
Germany	12,551,900	12,098,500	6,986,800	10,801,700	4,615,100	2,124,500	—	—	6,739,600	12,098,500	2,016,900	12,098,500	2,045,200
The Netherlands(13)	2,816,300	2,800,900	1,783,100	3,686,700	724,900	1,056,400	—	—	1,781,300	2,813,700	1,003,800	2,810,700	901,600
Switzerland(13)	2,111,800	1,824,100	1,539,500	2,462,900	938,600	563,200	—	—	1,501,800	2,292,700	575,200	2,292,700	385,900
Austria	1,249,500	1,249,500	702,700	1,351,000	185,600	321,200	—	—	506,800	1,249,500	475,000	1,249,500	369,200
Ireland	865,200	728,300	537,100	945,200	72,300	333,200	—	50,500	456,000	728,300	283,400	700,200	205,800
Total Western Europe	19,594,700	18,701,300	11,549,200	19,247,500	6,536,500	4,398,500	—	50,500	10,985,500	19,182,700	4,354,300	19,151,600	3,907,700
Poland	2,636,700	2,494,400	1,478,800	2,554,600	638,700	688,900	—	—	1,327,600	2,494,400	809,600	2,482,900	417,400
Romania	2,076,600	1,684,600	1,147,200	1,655,000	465,000	390,000	287,000	—	1,142,000	1,684,600	306,400	1,622,800	206,600
Hungary	1,514,300	1,498,700	1,013,200	1,690,900	331,300	305,300	226,000	—	862,600	1,498,700	468,800	1,501,100	359,500
Czech Republic	1,338,300	1,230,000	748,400	1,225,400	74,700	418,500	90,600	—	583,800	1,230,000	443,100	1,227,200	198,500
Slovakia	485,700	456,900	277,600	406,000	89,000	115,500	50,300	700	255,500	424,300	95,600	424,300	54,900
Total CEE	8,051,600	7,364,600	4,665,200	7,531,900	1,598,700	1,918,200	653,900	700	4,171,500	7,332,000	2,123,500	7,258,300	1,236,900
Total UPC/Unity.	27,646,300	26,065,900	16,214,400	26,779,400	8,135,200	6,316,700	653,900	51,200	15,157,000	26,514,700	6,477,800	26,409,900	5,144,600

Telenet (Belgium)	2,856,300	2,856,300	2,152,200	4,411,600	679,700	1,472,500	—	—	2,152,200	2,856,300	1,339,200	2,856,300	920,200

The Americas:
VTR (Chile)	2,790,300	2,212,600	1,121,100	2,402,700	184,900	738,200	—	—	923,100	2,212,600	805,100	2,203,500	674,500
Puerto Rico	353,500	353,500	123,600	221,900	—	79,800	—	—	79,800	353,500	89,200	353,500	52,900
Total The Americas	3,143,800	2,566,100	1,244,700	2,624,600	184,900	818,000	—	—	1,002,900	2,566,100	894,300	2,557,000	727,400

Grand Total	33,646,400	31,488,300	19,611,300	33,815,600	8,999,800	8,607,200	653,900	51,200	18,312,100	31,937,100	8,711,300	31,823,200	6,792,200

	Subscriber Variance Table - June 30, 2012 vs. March 31, 2012
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

UPC/Unity Division:
Germany	81,800	34,300	38,800	189,300	(62,200)	57,000	—	—	(5,200)	34,300	98,900	34,300	95,600
The Netherlands(13)	14,300	14,600	(16,000)	21,200	(34,700)	18,800	—	—	(15,900)	14,900	18,900	14,700	18,200
Switzerland(13)	12,000	16,200	200	21,500	(21,100)	22,500	—	—	1,400	14,300	10,200	14,300	9,900
Austria	67,200	67,200	(3,000)	9,200	(9,500)	8,100	—	—	(1,400)	67,200	3,900	67,200	6,700
Ireland	(2,100)	7,500	200	22,600	(5,000)	500	—	(2,200)	(6,700)	7,500	10,700	9,000	18,600
Total Western Europe	173,200	139,800	20,200	263,800	(132,500)	106,900	—	(2,200)	(27,800)	138,200	142,600	139,500	149,000
Poland	9,900	13,200	(14,100)	17,400	(39,300)	26,200	—	—	(13,100)	13,200	9,300	14,100	21,200
Romania	3,100	28,300	1,100	17,600	(15,500)	14,000	3,200	—	1,700	28,300	9,600	28,400	6,300
Hungary	95,300	93,800	32,600	90,700	18,800	11,900	(300)	—	30,400	93,800	27,100	93,800	33,200
Czech Republic	2,200	2,200	900	(1,100)	(1,500)	(3,600)	5,000	—	(100)	2,200	1,000	2,100	(2,000)
Slovakia	800	800	(900)	2,400	(6,200)	2,700	1,000	(100)	(2,600)	1,400	3,100	1,400	1,900
Total CEE	111,300	138,300	19,600	127,000	(43,700)	51,200	8,900	(100)	16,300	138,900	50,100	139,800	60,600
Total UPC/Unity	284,500	278,100	39,800	390,800	(176,200)	158,100	8,900	(2,300)	(11,500)	277,100	192,700	279,300	209,600

Telenet (Belgium)	6,200	6,200	(28,500)	2,600	(99,800)	71,300	—	—	(28,500)	6,200	13,200	6,200	17,900

The Americas:
VTR (Chile)	26,500	73,600	12,200	41,600	(14,500)	16,900	—	—	2,400	73,600	23,500	73,900	15,700
Puerto Rico	500	500	900	4,200	—	500	—	—	500	500	1,200	500	2,500
Total The Americas	27,000	74,100	13,100	45,800	(14,500)	17,400	—	—	2,900	74,100	24,700	74,400	18,200

Grand Total	317,700	358,400	24,400	439,200	(290,500)	246,800	8,900	(2,300)	(37,100)	357,400	230,600	359,900	245,700

ORGANIC CHANGE SUMMARY:
UPC/Unity (excl. Germany)	28,700	70,800	(49,900)	126,600	(157,500)	98,700	8,900	(2,300)	(52,200)	78,000	71,200	80,200	107,600
Germany	18,700	34,300	17,800	189,300	(62,200)	57,000	—	—	(5,200)	34,300	98,900	34,300	95,600
Total UPC/Unity	47,400	105,100	(32,100)	315,900	(219,700)	155,700	8,900	(2,300)	(57,400)	112,300	170,100	114,500	203,200
Telenet (Belgium)	6,200	6,200	(28,500)	2,600	(99,800)	71,300	—	—	(28,500)	6,200	13,200	6,200	17,900
The Americas	27,000	74,100	13,100	45,800	(14,500)	17,400	—	—	2,900	74,100	24,700	74,400	18,200
Total Organic Change	80,600	185,400	(47,500)	364,300	(334,000)	244,400	8,900	(2,300)	(83,000)	192,600	208,000	195,100	239,300

Adjustments

Please see next page for adjustments.

	Subscriber Variance Table – March 31, 2012 vs. December 31, 2011
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)

Q2 2012 ADJUSTMENTS:
Germany adjustment	63,100	—	21,000	—	—	—	—	—	—	—	—	—	—
Acquisition - Netherlands	7,900	7,900	4,500	6,800	3,100	1,500	—	—	4,600	7,900	1,300	7,900	900
Acquisition - Switzerland	8,200	8,200	6,900	6,900	6,900	—	—	—	6,900	—	—	—	—
Austria adjustment	63,000	63,000	(1,900)	(2,200)	—	(1,000)	—	—	(1,000)	63,000	(900)	63,000	(300)
Poland adjustment	3,600	4,500	—	—	—	—	—	—	—	4,500	—	4,500	—
Acquisition - Hungary	97,500	95,200	41,400	63,400	33,500	1,900	—	—	35,400	95,200	22,200	95,200	5,800
Hungary adjustment	(6,200)	(5,800)	—	—	—	—	—	—	—	(5,800)	—	(5,800)	—
Net Adjustments	237,100	173,000	71,900	74,900	43,500	2,400	—	—	45,900	164,800	22,600	164,800	6,400

Net Adds (Reductions)	317,700	358,400	24,400	439,200	(290,500)	246,800	8,900	(2,300)	(37,100)	357,400	230,600	359,900	245,700

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for direct-to-home (“DTH”) and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (“Austria GmbH”), we do not report homes passed for Switzerland's and the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)
Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services. Due to the fact that we do not own the partner networks used in Switzerland and the Netherlands or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Switzerland's or the Netherlands' partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables below. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our June 30, 2012 RGU counts exclude 275,400, 147,500, 58,700, 29,500 and 8,000 subscriber identification module ("SIM") cards in service in Belgium, Germany, Poland, Chile and the Netherlands, respectively.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. The Analog Cable Subscriber counts reported for Germany and Switzerland also include subscribers who may use a purchased set-top box or other non-verifiable means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee ("Basic Digital Cable Subscriber"). In Germany, our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Switzerland, our Basic Digital Cable Subscribers are attributable to subscribers who use purchased set-top boxes or other non-verifiable means to receive our digital cable channels. In Europe, we have approximately 413,900 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts reported for Germany and Switzerland. Subscribers in Belgium who receive digital cable service through a purchased digital set-top box, but do not subscribe to any services that would require the payment of a recurring monthly service fee in addition to the basic analog service fee, are counted as Digital Cable Subscribers to the extent that we are able to verify that such individuals are subscribing to our analog cable service. At June 30, 2012, we included 177,000 of these subscribers in the Digital Cable Subscribers reported for Belgium. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

Footnotes for Operating Data and Subscriber Variance Tables (Continued)

(10)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 68,900 residential digital subscriber line (“DSL”) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Germany, we offer a 128Kbps wholesale internet service to housing associations on a bulk basis. Our Internet Subscribers in Germany include 6,500 subscribers within such housing associations who have requested and received a modem that enables the receipt of this 128Kbps wholesale internet service.

(11)
Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer, building owner or housing association, as applicable. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 52,700 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by our Switzerland operations. These estimates may change in future periods as more accurate information becomes available. At June 30, 2012, Switzerland's partner networks account for 122,800 Customer Relationships, 218,600 RGUs, 87,800 Digital Cable Subscribers, 468,600 Internet and Telephony Homes Serviceable, 76,700 Internet Subscribers, and 54,100 Telephony Subscribers. In addition, partner networks account for 481,900 of Switzerland's digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2012 subscriber table.

Additional General Notes to Tables:
Most of our subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services, primarily in Belgium, Switzerland, the Netherlands, Austria, Ireland, Hungary, Romania, and the Czech Republic. Certain of our B2B revenue is derived from small or home office ("SOHO") subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. Effective January 1, 2012, we recorded non-organic adjustments to begin including the SOHO subscribers of our UPC/Unity Division in our RGU and customer counts. As a result, all mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are now included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint, and two-way homes passed and internet and telephony homes serviceable reflect the technological capability, of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.